Exhibit 99.1

1510 West Loop South      Houston, Texas 77027      Main 713/850-1010      Exec. 713-386-7000      Fax 713/386-7070

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS SECOND QUARTER 2009 RESULTS;

NET INCOME OF $8.3 MILLION COMPARED TO $13.9 MILLION IN

THE PRIOR YEAR.

Houston, Texas (July 22, 2009)

Landry’s Restaurants, Inc. (NYSE: LNY—News; the “Company”), today announced its results for the second quarter ended June 30, 2009. The Company’s income from continuing operations for the quarter was $0.51 per share-diluted as compared to $0.86 reported last year.

Revenues from continuing operations for the three months ended June 30, 2009, totaled $282.0 million, as compared to $308.1 million for the same period a year earlier. Income from continuing operations for the second quarter was $8.3 million, compared to $14.0 million reported in the same period last year. Included in the current quarter income, after taxes, is approximately $0.8 million in asset related gains and a $2.9 million gain in interest rate swaps, or $0.23 per share diluted compared to a $2.9 million gain in interest rate swaps offset by a $1.0 million impairment charge or $0.12 per share diluted in the prior comparable period. In addition, a decrease to the effective tax rate in 2009 from 2008 added approximately $0.05 per share diluted. Excluding the impact of these items, earnings per share-diluted from continuing operations were $0.23 for the second quarter compared to $0.74 for the same period of the prior year. During the second quarter of 2009, consolidated pre-tax interest expense was $28.5 million compared to $19.9 million in the comparable period last year primarily due to higher interest expense resulting from the Company’s February 2009 refinancing and additional borrowings associated with the construction of the tower at the Golden Nugget. Same store sales for the Company’s restaurants were negative 8.0% for the second quarter of 2009.

Despite a revenue decline in the second quarter of 2009 to $225.5 million from $241.6 million in the prior comparable period, the restaurant and hospitality division generated adjusted EBITDA of $41.2 million during the second quarter versus $38.9 million in the same period of 2008, an increase of 6.0%, primarily due to lower commodity costs and cost controls at the unit level.

For the six months ended June 30, 2009, restaurant and hospitality revenues were $425.8 million compared to $464.1 million for the prior comparable period, and 2009 adjusted EBITDA was $81.1 million compared to $67.3 million in 2008. Excluding the effect of asset sales, lease termination payments, insurance gains, and refinancing premiums, restaurant and hospitality adjusted EBITDA would have been $72.2 million for the first two quarters of 2009 versus $67.3 for the same period in 2008.

Revenues from gaming operations declined 15.1% to $56.5 million for the three months ended June 30, 2009 from $66.5 million in the prior year. The average daily rate (ADR) for hotel rooms in the quarter declined approximately 23% compared to the same period in the prior year primarily as a result of increased competition for declining visitor stays. Many of the luxury and upscale casinos on the Las Vegas strip substantially reduced their room rates which adversely impacted Golden Nugget room rates. Furthermore, the discounted room rates appear to have attracted clientele who are spending less on gaming and other amenities. Adjusted EBITDA from the gaming division for the 2009 second quarter declined 28.1%, or $4.8 million, to $12.2 million versus $17.0 million in the second quarter of 2008.

Gaming revenues for the six months ended June 30, 2009 were $112.5 million compared to $136.3 million for the same period in 2008. Gaming adjusted EBITDA for the first half of 2009 fell to $24.7 million from $35.3 million in the comparable period in 2008.

The Company’s consolidated adjusted EBITDA for the second quarter of 2009 was $53.4 million compared to $55.9 million for the comparable prior year period, and for the six month period ended June 30, 2009 was $105.8 million compared to $102.6 million for the comparable six month period.

Rick H. Liem, Executive Vice President and CFO stated, “We remain encouraged with the restaurant and hospitality division results given the difficult economic circumstances. However, gaming division results continued to deteriorate through the second quarter, with no signs of improvement in July, as we battle an increasingly competitive marketplace in Las Vegas.”

Revenues from continuing operations for the six months ended June 30, 2009, totaled $538.3 million, as compared to $600.4 million for the same period a year earlier. Net earnings from continuing operations for the six months ended June 30, 2009 were $15.4 million, compared to $16.5 million as reported in the same period last year. Earnings per share-diluted from continuing operations for the six months were $0.96, compared to $1.00 in the same period in the prior year. Included in earnings from continuing operations for the current year is $7.5 million in reduced rent expense from a lease termination payment received to exit one location, $4.0 million representing a gain on insurance proceeds in excess of the book value of damaged assets from hurricane Ike, gain on the sale of property of $1.4 million and a $4.9 million non-cash gain on the value of interest rate swaps not designated as hedges, as well as $0.08 per share diluted for the decline in the effective tax rate in 2009. Partially offsetting these items is a $4.0 million expense for call premiums arising from the Company’s successful refinancing in February 2009 and $1.4 million in costs associated with the terminated going private transaction. Excluding these items, earnings per share from continuing operations were $0.37 for the current year compared to $1.00 in the prior year.

As a result of our 2006 sale of the Joe’s Crab Shack concept and closure of certain additional locations, the results of operations for these restaurants are reflected as discontinued operations in the Company’s financial statements. The loss from discontinued operations, net of taxes for the quarter was not material compared to a loss of $0.1 million or $0.01 per share in the same period of the prior year. For the six months ended June 30, 2009, the loss from discontinued operations, net of tax was $0.1 million or $0.01 per share as compared to a loss of $1.1 million or $0.06 per share in the prior year. Therefore, the consolidated net income for the second quarter of 2009 was $8.3 million or $0.50 per share – diluted, compared to net income of $13.9 million or $0.85 per share – diluted in the comparable period in 2008. Consolidated net income for the six months ended June 30, 2009 was $0.95 per share-diluted compared to $0.94 per share-diluted for the comparable period in the prior year.

The Company believes that for the full year 2009, its restaurant and hospitality division will generate adjusted EBITDA between $130.0 million and $135.0 million while the gaming division will generate between $43.0 million and $48.0 million in adjusted EBITDA in 2009. Therefore, consolidated adjusted EBITDA in 2009 is expected to range from $173.0 million to $183.0 million for the full year.

The Company’s continuing operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Cafe, and Saltgrass Steak House as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada.

Adjusted EBITDA is not a generally accepted accounting principles (“GAAP”) measurement. The Company defines adjusted EBITDA as earnings before interest income and expense, taxes, depreciation, amortization, non-cash gain or loss on interest rate swaps not deemed hedges and non-cash stock based compensation expenses, and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant and gaming industry. Adjusted EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. Adjusted EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic. In addition, this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Readers are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. The Company’s statements about projected EBITDA for its restaurant, hospitality and gaming division, as well as consolidated adjusted EBITDA are forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements are the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates, average daily hotel rates, gaming win and gas prices, construction at the Golden Nugget properties, continued negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Company may not update or revise any forward-looking statements made in this press release.

Contact:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President & C.E.O.		Executive Vice President & C.F.O.
	Landry’s Restaurants, Inc.		Landry’s Restaurants, Inc.
	www.landrysrestaurants.com		www.landrysrestaurants.com

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED June 30, 2009		FOR THE QUARTER ENDED June 30, 2008		FOR THE SIX MONTHS ENDED June 30, 2009		FOR THE SIX MONTHS ENDED June 30, 2008
REVENUES	$282,005	100.0%	$308,102	100.0%	$538,295	100.0%	$600,424	100.0%

COST OF REVENUES	57,542	20.4%	66,709	21.7%	110,303	20.5%	129,373	21.5%
LABOR	89,003	31.6%	97,062	31.5%	171,815	31.9%	192,199	32.0%
OTHER OPERATING EXPENSES	70,943	25.1%	76,312	24.7%	127,200	23.6%	150,263	25.1%

UNIT LEVEL PROFIT	64,517	22.9%	68,019	22.1%	128,977	24.0%	128,589	21.4%
GENERAL & ADMINISTRATIVE	12,623	4.5%	12,353	4.1%	24,680	4.6%	25,144	4.2%
PRE-OPENING COSTS	460	0.2%	372	0.1%	715	0.1%	840	0.1%
DEPRECIATION & AMORTIZATION	17,701	6.3%	17,711	5.7%	35,462	6.6%	35,376	5.9%
GAIN ON INSURANCE CLAIMS	(521)	-0.2%	—	0.0%	(4,004)	-0.7%	—	0.0%
LOSS (GAIN) ON DISPOSAL OF ASSETS	(741)	-0.3%	—	0.0%	(1,363)	-0.3%	—	0.0%
ASSET IMPAIRMENT EXPENSE	—	0.0%	1,593	0.5%	—	0.0%	1,593	0.3%

TOTAL OPERATING INCOME	34,995	12.4%	35,990	11.7%	73,487	13.7%	65,636	10.9%
OTHER EXPENSE	24,135		15,768		53,115		41,903

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	10,860		20,222		20,372		23,733
TAX PROVISION (BENEFIT)	2,547		6,217		4,934		7,278

INCOME FROM CONTINUING OPERATIONS	8,313		14,005		15,438		16,455
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	(48)		(133)		(99)		(1,062)

NET INCOME (LOSS)	$8,265		$13,872		$15,339		$15,393

EARNINGS (LOSS) PER SHARE—BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.52		$0.87		$0.96		$1.02
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.01)		(0.01)		(0.01)		(0.07)

NET INCOME (LOSS)	$0.51		$0.86		$0.95		$0.95

AVERAGE SHARES	16,140		16,140		16,140		16,140

EARNINGS (LOSS) PER SHARE—DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.51		$0.86		$0.96		$1.00
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.01)		(0.01)		(0.01)		(0.06)

NET INCOME (LOSS)	$0.50		$0.85		$0.95		$0.94

AVERAGE SHARES	16,205		16,370		16,180		16,380

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization):

Net income	$8,265		$13,872		$15,339		$15,393
Add back:
Tax provision (benefit)	2,547		6,217		4,934		7,278
Interest expense, net	28,542		19,925		53,157		40,684
Depreciation and amortization	17,701		17,711		35,462		35,376
Asset impairment expense	—		1,593		—		1,593
Swaps	(4,504)		(4,448)		(4,929)		234
Stock based compensation	881		1,046		1,830		2,058

Adjusted EBITDA	$53,432		$55,916		$105,793		$102,616

Adjusted EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. Adjusted EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. Adjusted EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY’S RESTAURANTS, INC.

CONDENSED UNAUDITED BALANCE SHEETS

($ in Millions except per share amounts)

	June 30, 2009	December 31, 2008
	(unaudited)
Cash & equivalents	$65.8	$51.1
Assets related to discontinued operations	3.0	3.0
Other current assets	79.9	81.2

Total current assets	148.7	135.3

Property & equipment, net	1,312.0	1,259.2
Other assets	121.8	120.8

Total assets	$1,582.5	$1,515.3

Current liabilities	$231.7	$216.3
Liabilities related to discontinued operations	4.2	5.1
Long-term debt	915.3	862.3
Other non-current	107.8	136.1

Total liabilities	1,259.0	1,219.8
Total stockholders’ equity	323.5	295.5

Total liabilities & equity	$1,582.5	$1,515.3

Net book value per share	$20.04	$18.30